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                                                                   EXHIBIT 23.15


                               CONSENT OF EXPERTS

We hereby consent to the use of the technical report, "Technical Report on the Round Mountain Gold Mine," dated March 21, 2003 (the "Report"), and being named and identified as experts in connection with the Report in the registration statement on Form F-4 of Kinross Gold Corporation.

We confirm that we have read the registration statement and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Report or are within our knowledge as a result of the services performed by us in connection with the Report.

Sincerely,


/s/ Frank K. Fenne
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Frank K. Fenne
Chief Geologist
Round Mountain Gold Corporation



/s/ Daniel B. Moore
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Daniel B. Moore
Engineering Superintendent
Round Mountain Gold Corporation